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                                                                    Exhibit 10.1

                            CT Communications, Inc.
                           Employment Offer/Agreement
                                 James Hausman

                                 April 15, 2002

This Employment Offer/Agreement summarizes the terms of CT Communications Inc. offer being extended to you. Please note the following information:

- Position Title:              Chief Financial Officer, Senior Vice-President
- Start Date:                  No Later Than July 1, 2002
- Reporting To:                Michael Coltrane, President and CEO

                               Compensation

- Base Salary:                 $185,000 annually; $15,417.00 per month

- Annual Incentive Bonus:           The Chief Financial Officer is eligible to
participate in an annual incentive bonus plan that is based upon a combination of corporate and individual corporate unit objectives. Objectives are weighted based upon their level of importance to the Company. The Chief Financial Officer position qualifies for an annual payout potential of 20% at gate, 50% at target and 100% at stretch. Payout percentages are applied to the executive's annualized base salary. Actual payouts consist of a combination of cash and restricted common stock and are paid as soon as practical following the end of the year. First year eligibility is prorated based upon length of time covered during the period.

- Long Term Incentive Bonus:        In addition to the annual incentive program
summarized above, the Chief Financial Officer qualifies for a long-term incentive bonus that is based upon overall corporate success, measured through financial objectives. Long-term incentive cycles are three-years in duration. The Chief Financial Officer qualifies for a long-term plan payout potential of 15% at gate, 70% at target and 180% at stretch. Payout percentages are applied to the executive's annualized base salary effective the end of December of the last year in the three-year cycle. Actual payouts consist of a combination of cash, restricted common stock and nonqualified stock options and are paid as soon as practical following the end of the last year in the three-year cycle. The first two years eligibility is prorated based upon length of time covered during the period.

                               Executive Benefits

The Chief Financial Officer is eligible for enhanced life insurance, short-term disability and long-term disability benefits. The life insurance benefit is a Company owned whole life policy that provides a death benefit based on predetermined levels of coverage. Executives elect a beneficiary of their choosing and have a limited tax liability. The LTD


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benefit is intended to supplement the standard Company coverage to currently provide 70% of total cash compensation (base + target annual incentive plan award) in the event of disability.

The Chief Financial Officer qualifies for participation in the Company's Executive Nonqualified Excess Plan ("Excess Plan"). The Excess Plan is a nonqualified savings program offered to Executives that operates in similar fashion to the Company's 401(k) Plan. The Plan allows Executives the opportunity to make additional pretax contributions over and above what he/she could contribute through a 401(k) Plan alone. The Excess Plan provides an enhanced employer matching contribution over and above what is provided through the 401(k) Plan.

                             Executive Perquisites

- Annual Physical Examination:      $600.00

- Annual Financial Counseling:      $5000.00 first-year,
                                    $1500 tax preparation each subsequent year

- Country Club Dues Reimbursement:  $225.00 per month

                           Standard Employee Benefits

- Group Insurance:         Health Insurance (Rate based upon plan choice)
                           Dental Insurance (Rate based upon plan choice)
                           Basic Life Insurance (1.5 x basic salary to
                               $300,000 max)
                           Supplemental Life (Up to 4 x basic pay subject to
                               plan provisions)
                           Dependent Life (company provided and optional)
                           AD&D (1.5 x basic salary to $300,000)
                           Voluntary AD&D (optional coverage for employee and
                               family)

                           Group insurance benefits commence at the beginning of the month following 60 days of employment. Benefit programs are subject to review and adjustment at the company's discretion.

- Vacation:                Four weeks of vacation per year with prorated
                           adjustment first year.

- Personal Days:           Two days per year.

                        Savings and Retirement Benefits

- Savings Plus Plan (401k):         Qualified plan with scheduled and
                                    supplemental matching contributions.


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- Retirement Plan:                  Qualified retirement plan provided by
                                    company.

- Employee Stock Purchase Plan:     Voluntary plan offering after-tax employee
                                    contributions through payroll deductions.

                                     Other

- Relocation:                       $120,000 to be advanced as needed for
                                    relocation expenses. A prorated portion is subject to repayment if employment is terminated within one year from date of hire.

- Restricted Common Shares:         1). 1000 common shares; one-year vest,
                                    2). 1000 common shares; two-year vest, and
                                    3). 1000 common shares; three-year vest.

- Car Allowance:                    $1000.00 per month

- Country Club Initiation:          Maximum of $40,000, subject to repayment
                                    upon termination if termination occurs
                                    before completion of 10 years continuous service (from date of employment). After the completion of 10 years continuous service, as described above, this provision will be forgiven and no repayment required.

- Severance Agreement:              In the event Mr. Hausman's employment is
                                    severed involuntarily during his first 12 months of employment (for reasons other than criminal activity, moral turpitude or gross insubordination), he will be paid a severance equal to his monthly base salary at the time of termination for a period of 12 months or until he secures other employment, whichever occurs first. During this period, the company will continue Mr.
                                    Hausman's medical and dental insurance
                                    coverage under the same terms and
                                    conditions as were in effect prior to his termination.

                                    If Mr. Hausman's employment is
                                    involuntarily severed subsequent to his
                                    first 12 months of employment (excluding reasons stated above), he will be paid a severance equal to his monthly base salary at the time of termination for a period of six months, or until he secures other employment, whichever occurs first.


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Preconditions to Agreement:         This offer is contingent upon Mr. Hausman
                                    successfully passing a pre-employment drug screening, background check and signing CT Communications Inc. non-compete and non-disclosure agreements.

Signed:



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James Hausman                 Date           Richard L. Garner, Jr.        Date